Exhibit 10.5
CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made as of November 6, 2025 (the “Effective Date”) by and among SI-BONE, Inc., a Delaware corporation (the “Company”), Daniel Wolf, an individual having an address of [***] (“Wolf”), and Convergence Bio Advisors LLC, a Minnesota limited liability company wholly owned by Wolf (“Advisor”). The Company desires to retain Advisor, due to its unique skill and knowledge, to serve as a consultant to and advise the Company regarding marketing, strategy, business development and other corporate matters. Any references to or obligations of Advisor hereunder shall be deemed to include and also be references to or obligations of Wolf.
1.    SERVICES AND COMPENSATION. The Company hereby appoints Advisor as an advisor to the Company. In such capacity and pursuant to the provisions of this Agreement, Advisor agrees to consult and attend meetings with the Company’s executive team to support the Company’s efforts relating to marketing, strategy, business development and other corporate matters (the “Services”). The Company shall request the Services through a statement of work substantially in the form of Exhibit A attached hereto (each, an “SOW”) that describes the scope, deliverables, timeline and hourly rate of such Services, and Advisor shall promptly provide its acceptance or rejection of such statement of work. The Services will take place from time to time as reasonably requested by the Company at times mutually acceptable to Advisor and the Company at meetings to be held at the Company or other locations as agreed upon by Advisor and the Company. In consideration of Advisor’s Services, (i) the vesting of the 8,675 shares of restricted stock units granted to Wolf on June 5, 2025 is hereby accelerated such that such 8,675 shares are fully vested on the Effective Date; and (ii) the Company shall compensate Advisor at the hourly rate set forth in applicable SOWs accepted by Advisor, pursuant to invoices submitted by Advisor documenting Advisor’s time devoted to the Services. The Company will reimburse Advisor for his reasonable pre-approved and documented out-of-pocket expenses incurred in connection with the Services. Advisor agrees that this Agreement contains the sole and exclusive compensation owed by the Company to Advisor for all services performed by Advisor through the term of this Agreement. It is understood and agreed that Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits or any Company-sponsored benefits, nor will the Company make deductions from any amounts payable to Advisor for taxes. Taxes shall be the sole responsibility of Advisor.
On August 5, 2024, 17,182 shares of restricted stock units were granted to Wolf (the “Initial RSU Award”), and the Initial RSU Award would vest in a series of 12 equal quarterly increments starting on September 15, 2024 such that the Initial RSU Award would be fully vested on September 15, 2027, subject to Advisor’s continuous services as a
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Exhibit 10.5
member of the Company’s Board of Directors (“Board”) on each applicable vesting date. Wolf acknowledges and agrees that he has resigned from the Board and each Board committee on which he served, effective November 6, 2025, and his and Advisor’s Services hereunder shall not be deemed as continuous services as a member of the Board, and accordingly, Wolf acknowledges and agrees: (i) 5,727 shares of the Initial RSU Award are vested as of the Effective Date, and (ii) 11,455 shares of the Initial RSU Award are unvested as of the Effective Date and are hereby cancelled.
2.    CONFIDENTIALITY. During or subsequent to the term of this Agreement, Advisor will not (i) use the Company’s Confidential Information (as defined below) for any purpose whatsoever other than the performance of the Services or (ii) disclose the Company’s Confidential Information to any third party. It is understood that Confidential Information shall remain the sole property of the Company. Advisor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed by the Company (including such information of third parties) either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information which (i) is known to Advisor at the time of disclosure to Advisor by the Company as evidenced by written records of Advisor, (ii) has become publicly known and made generally available through no wrongful act of Advisor, or (iii) has been rightfully received by Advisor from a third party who is authorized to make such disclosure without any obligation of confidentiality to the Company.
3.    NO CONFLICTS; OUTSIDE INFORMATION. Advisor will not, during the term of this Agreement, use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Advisor has an agreement or duty to keep information in confidence. Advisor shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention of the Company. Advisor certifies that Advisor has no outstanding agreement or obligation that conflicts with any provision of this Agreement and Advisor agrees that he will notify the Company prior to entering into any potentially conflicting agreement with any other party during the term of this Agreement. Advisor shall not render any advice to the Company which relates directly to, or conflicts with, any employment obligation or any other third party to whom Advisor holds an fiduciary duty.
4.    OWNERSHIP. Advisor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, or other intellectual property made or discovered by Advisor in performing the Services hereunder (the “Inventions”), are the sole property of the Company. To the extent Advisor generates any Inventions in connection with the Services, Advisor hereby assigns such Inventions fully to the Company. Advisor agrees to assist Company in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents or
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Exhibit 10.5
other intellectual property rights relating thereto in any and all countries. Advisor further agrees that Advisor’s obligation to execute or cause to be executed, when it is in Advisor’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.
5.    RETURN OF COMPANY PROPERTY. Within five (5) days following the Effective Date, Advisor shall return to the Company all Company documents (and all copies thereof) and other Company property in Advisor’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Advisor must make a diligent search to locate any such documents, property and information by the close of business on the Effective Date or as soon as possible thereafter. Advisor will be permitted to retain any Company property that Advisor and the Company agree is necessary for Advisor to perform Advisor’s advisory services, and all such Company property, together with any Confidential information, must be returned upon termination of this Agreement or upon Company’s earlier request.
6.    NON-DISPARAGEMENT. Advisor agrees not to disparage the Company, its business strategies and decisions, or its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation or in any way distracting to the Company’s employees or otherwise disruptive to the Company’s business; provided that Advisor may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains Advisor from making disclosures protected under the whistleblower provisions of federal or state law or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Advisor has reason to believe is unlawful. Advisor acknowledges and agrees that any breach of this Section 6 (Non-Disparagement) is a material breach of this Agreement. Further, nothing in this Section 6 (Non-Disparagement) or this Agreement limits Advisor’s ability to communicate with any federal, state or local governmental agency or commission or otherwise participate in any investigation or proceeding that may be conducted by such government agency, including providing documents or other information, without notice to the Company.
7.    TERM AND TERMINATION. The term of this Agreement shall commence on the Effective Date and terminate on the first anniversary of the Effective Date, provided, however, that either the Company or Advisor may terminate this Agreement at any time upon giving written notice thereof to the other party (including any writing by electronic
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Exhibit 10.5
mail). Section 2 (Confidentiality),Section 4 (Ownership), and Section 6 (Non-Disparagement) shall survive termination of this Agreement.
8.    MISCELLANEOUS. This Agreement may not be assigned by Advisor without the Company’s written consent. Advisor agrees that breach of this Agreement would cause the Company irreparable injury, such that no remedy at law would be adequate and that the Company shall be entitled to specific performance of Advisor’s obligations under this Agreement, and any further relief granted by a court. This Agreement is governed by California law and any action brought by either party related to this Agreement shall be brought in Santa Clara County, California. This Agreement is the entire agreement of the parties and supersedes any prior agreements between them. No waiver or amendment of this Agreement shall be binding unless in writing and signed by Advisor and the Company. In any court action brought by one of the parties related to this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief awarded by the court. This Agreement shall be interpreted as if jointly drafted by Advisor and the Company. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
In Witness Whereof, the parties hereto have executed this Agreement, effective as of Effective Date.

COMPANY: SI-BONE, Inc. By:/s/ Laura A. Francis Name: Laura Francis Title: Chief Executive Officer	ADVISOR: Convergence Bio Advisors LLC By: /s/ Daniel Wolf Name: Daniel Wolf Title: Sole Owner WOLF: /s/ Daniel Wolf By: Daniel Wolf, an individual

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Exhibit 10.5

Exhibit A
Form of Statement of Work
•Scope of Services
o[To be completed]
•Deliverables
o[To be completed]
•Timeline
o[To be completed]
•Hourly Rate
o[To be completed]
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